Exhibit 5

[Letterhead of GRADY & ASSOCIATES]

July 11, 2003

Board of Directors

Unizan Financial Corp.

220 Market Avenue South

Canton, Ohio 44702

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Unizan Financial Corp., an Ohio corporation, in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 to register the offer and sale of up to an additional 1,800,000 shares of Unizan Financial Corp. common stock, without par value. The shares may be issued from time to time under the 1997 Stock Option Plan of Unizan Financial Corp.

We examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all records, agreements, certificates of officers, and other documents as we deemed necessary to render the opinions expressed in this letter. Based upon the foregoing, it is our opinion that the shares of Unizan Financial Corp. common stock to be issued under the 1997 Stock Option Plan will, when and if issued in accordance with the terms of the plan, be legally issued, fully paid and nonassessable.

This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8 Registration Statement of Unizan Financial Corp.

Sincerely,

/s/    GRADY & ASSOCIATES